EXHIBIT 99.1

BigString Corporation Signs Letter of Intent to Enter into a Strategic Business
Combination Transaction with VIPConnectz USA, Inc.

RED BANK, N.J., October 20, 2008 - BigString Corporation (OTCBB: BSGC) has announced that it has signed a non-binding letter of intent with VIPConnectz USA, Inc. whereby BigString and VIPConnectz will combine in a strategic business combination transaction.  BigString is a provider of social networking messaging applications and user-controllable email services.  VIPConnectz is a marketing and technology company that provides global Voice over Internet Protocol (VoIP) phone service and Fantasy Sports Technology Platforms and which has developed a globalized approach to social networking.  VIPConnectz had approximately $4 million in revenue during its last fiscal year.  The business combination transaction contemplated in the letter of intent is subject to several conditions, including the preparation and execution of definitive transaction documents.

Under the terms of the letter of intent, BigString will issue unregistered shares of common stock equal to fifty percent (50%) of the sum of the total number of shares of BigString common stock issued and outstanding plus the number of shares of BigString common stock available for issuance upon the conversion of BigString’s outstanding convertible notes and Series A Preferred Stock, in exchange for all of VIPConnectz’s capital stock.  Upon the closing of the business combination transaction,  Edward J. Weaver, President and CEO of VIPConnectz, will serve as President and CEO of BigString.  Darin Myman, President and CEO of BigString, will remain with the company as Vice President of Strategic Development to oversee the integration of both companies' products and services into a global communications based social network encompassing VoIP phone service, email, instant messaging, mobile communications and fantasy sports.

In May 2008, BigString  entered into an international private-label distribution agreement for its self-destructing email and instant messaging (IM) services with VIPConnectz and launched a Spanish and Portuguese email portal with VIPConnectz for the Latin American markets.

“This is a tremendous opportunity to combine the technologies of both companies into a whole that is much greater than the sum of its parts,” Mr. Myman stated. “Tapping into VIPConnectz’s existing technology and international distribution capabilities will allow us to leverage distribution of the new communications-based social network through a well established sales channel.  We believe that the timing of this strategic combination will allow us to take advantage of both the domestic and international marketplace.”

“The proposed combination of our companies opens up worldwide opportunities to grow our business and expand our presence in the marketplace.  Our experience working with BigString in connection with our distribution agreement shows that the strengths of each corporation very much compliments the other, but no partnership between two independent companies can match the speed, responsiveness, effectiveness and efficiency of a unified company,” said Mr. Weaver. “We cannot wait to begin this next phase of our relationship as we believe the weakening global economy presents tremendous opportunities for our combined entity.”

About BigString Corporation

BigString Corporation, owner and operator of BigString.com, is the developer of a messaging technology that allows a user to send recallable, erasable and self-destructing emails, instant messages (IM), and videos. The company’s BigString product is a communication service for both individuals and businesses that allows  users to send, recall, erase, self-destruct, track and modify messages after they have been sent through its patent pending technology.  BigString users have unprecedented control over all of their messaging communications on their computers and mobile devices, whether they choose to send IMs, emails or videos, and, in addition to control,  BigString’s communication platform gives its users unprecedented privacy and security on all messages sent.  For more information, visit http://www.bigstring.com.

About VIPConnectz

VIPConnectz is an international marketing and sales company that offers Voice over Internet Protocol  (VoIP) “flat-rate” local, long distance and international calling plans. In addition to VoIP services, VIPConnectz provides a growing list of other digital components devised to enhance the personal experience through interaction with others.  Most notably, VIPConnectz presents a compelling business opportunity for those who choose to pursue financial independence through VoIP services and new digital ways to relate that are now the wave of the future.  For more information, visit http://www.vipconnectz.com.

Forward-Looking Statements

Statements about the future expectations of BigString Corporation and VIPConnectz USA, Inc., and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation and VIPConnectz USA, Inc. intend that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, actual results could differ materially from expected results.  Among these risks, trends and uncertainties are the obtainment of approvals to effect the proposed combination, the availability of working capital, the cost of personnel, and the competitive market in which BigString Corporation and VIPConnectz USA, Inc. compete.

This communication shall not constitute an offer to sell, or the solicitation of an offer to sell, or an offer to buy, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction, or the availability of an applicable exemption therefrom.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an applicable exemption from such requirements.

CONTACTS:	Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com
Howard Greene, Greene Inc., 516-825-0400, greenepr@bigstring.com or
greenepr@aol.com.